Exhibit 99

CBS CORPORATION REPORTS SECOND QUARTER 2014 RESULTS

Diluted EPS of $.76; Adjusted Diluted EPS of $.78, up 4%

Share Repurchase Program Increased to $6 Billion

Quarterly Dividend to Rise 25%

NEW YORK, August 7, 2014 – CBS Corporation (NYSE: CBS.A and CBS) today reported results for the second quarter of 2014 and announced increases to its share repurchase program and quarterly dividend.

“CBS’s strategy of producing premium content across its businesses and all around the world is the cornerstone of our continued success,” said Sumner Redstone, Executive Chairman, CBS Corporation. “Regardless of the media landscape, and regardless of the means of distribution, great content will always be king. Les and his team are keenly aware of this fact, and I have full confidence in their ability to manage this Company through these times of change and opportunity.”

“Our high-margin, fast-growing revenue streams continue to drive EPS, and they stand to become an even bigger factor in our growth going forward thanks to two recent major events,” said Leslie Moonves, President and Chief Executive Officer, CBS Corporation. “First, we completed the separation of CBS Outdoor, which makes us less dependent on advertising and allows us to sharpen our focus on our core content business. Second, we received a landmark Supreme Court ruling that removed any distraction from our ability to achieve $2 billion in retransmission consent and station affiliate fees in 2020. With so many ways to sell our content before us, we are constantly refilling the pipeline with new hits. Following up on the CBS Television Network’s first place finish in May, we continue to be the most-watched network this summer, with an unprecedented amount of original programming. This fall, we’ll have ownership in four out of five of our new series and more than 70% of our total lineup, positioning us well for continued success in content licensing. Of course, the biggest upcoming event on network television is Thursday Night Football, which will further strengthen our schedule and provide an unparalleled platform from which we can launch our new shows. Our strategy of producing more original programming is paying off at Showtime as well, where we have premiered nine successful new shows in a row with more to come this fall. The strong confidence we have in our business is why today we have announced we are significantly expanding the value we return to shareholders. We are reloading the amount authorized under our share buyback program to $6 billion and raising our quarterly dividend by 25%. These actions once again demonstrate our enduring strength as a content company and our continued commitment to our investors.”

Second Quarter 2014 Results

Revenues were $3.19 billion for the second quarter of 2014 compared with $3.37 billion for the same quarter a year ago, which benefited from the timing of television licensing revenues and the semifinals of the NCAA Division I Men’s Basketball Championship (“NCAA Tournament”), which were aired by Turner Broadcasting Systems, Inc. (“Turner”) in 2014 and on the CBS Television Network in 2013.

Operating income before depreciation and amortization (“OIBDA”) of $801 million and operating income of $730 million for the second quarter of 2014 were each down 6% from the same prior-year period as a result of the lower revenues.

Net earnings from continuing operations were $418 million for the second quarter of 2014 compared with $435 million in the same prior-year period. Net earnings from continuing operations per adjusted diluted share (“Adjusted Diluted EPS”) of $.78 for the second quarter of 2014 grew from adjusted diluted EPS of $.75 for the same quarter in 2013. The increase reflected lower weighted average shares outstanding as a result of the Company’s ongoing share repurchase program, which more than offset the operating income decline.

For all periods presented, adjusted diluted EPS assumes that the split-off of CBS Outdoor Americas Inc. (“Outdoor Americas”) occurred at the beginning of all periods presented and therefore excludes the results of Outdoor Americas and assumes a 45 million reduction to shares outstanding.

Reconciliations of non-GAAP measures to reported results are included at the end of this earnings release.

Free Cash Flow, Balance Sheet and Liquidity

For the second quarter of 2014, free cash flow was $4 million compared with $367 million for the same prior-year period, which included pension contributions totaling $150 million. For the first half of 2014, free cash flow was $524 million compared with $941 million for the first half of 2013, and operating cash flow from continuing operations was $593 million compared with $1.01 billion last year. The decreases in the first half of the year reflect higher payments for sports programming, which resulted from the timing of payments under the Company’s new agreement with the National Football League (“NFL”) and the addition of Thursday night NFL games on CBS beginning in September 2014, as well as the benefit to 2013 from CBS’s Super Bowl broadcast.

Repurchase of Company Stock

During the second quarter of 2014, the Company repurchased 7.0 million shares of CBS Corp. Class B Common Stock for $411 million. Year-to-date through June 30, 2014, the Company repurchased 38.5 million shares of CBS Corp. Class B Common Stock for $2.41 billion.

Increases to Share Repurchase Program and Dividend

CBS today announced an increase in the amount available under its share repurchase program from $3 billion to $6 billion. Since the share repurchase program was initiated in January 2011, through June 30, 2014, the Company has repurchased 162 million shares of its Class B Common Stock for $6.80 billion. CBS also announced an increase to its quarterly dividend from $.12 per share to $.15 per share. This dividend is payable on October 1, 2014, to shareholders of record on September 10, 2014.

Split-Off of CBS Outdoor Americas Inc.

On April 2, 2014, Outdoor Americas completed an initial public offering (“IPO”) through which it sold 23 million shares, or approximately 19% of its common stock, for $28.00 per share. Proceeds from the IPO aggregated $615 million, net of underwriting discounts and commissions. On July 16, 2014, the Company completed the disposition of its approximately 81% ownership of Outdoor Americas common stock through a tax-free split-off. In connection with this transaction, the Company exchanged the 97.0 million shares of Outdoor Americas common stock that it retained after the IPO for 44.7 million shares of CBS Corp. Class B Common Stock. As a result, Outdoor Americas has been presented as a discontinued operation in the Company’s consolidated financial statements for all periods presented.

Consolidated and Segment Results (dollars in millions)

The tables below present the Company’s revenues by segment and type as well as its segment operating income (loss) before depreciation and amortization, restructuring charges and impairment charges (“Segment OIBDA”) and operating income (loss) by segment for the three and six months ended June 30, 2014, and 2013. Reconciliations of all non-GAAP measures to reported results are included at the end of this earnings release.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenues by Segment	2014	2013	2014	2013
Entertainment	$1,835	$2,008	$4,138	$4,547
Cable Networks	516	518	1,053	996
Publishing	211	189	364	360
Local Broadcasting	665	698	1,291	1,336
Eliminations	(39)	(44)	(88)	(107)
Total Revenues	$3,188	$3,369	$6,758	$7,132

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Revenues by Type	2014	2013	2014	2013
Advertising	$1,636	$1,760	$3,509	$3,939
Content licensing and distribution	903	997	1,976	2,005
Affiliate and subscription fees	586	549	1,153	1,068
Other	63	63	120	120
Total Revenues	$3,188	$3,369	$6,758	$7,132

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Segment OIBDA	2014	2013	2014	2013
Entertainment	$376	$429	$833	$909
Cable Networks	219	207	478	438
Publishing	24	21	37	33
Local Broadcasting	238	255	438	454
Corporate	(56)	(64)	(123)	(141)
Total OIBDA	$801	$848	$1,663	$1,693

	Three Months Ended		Six Months Ended
	June 30,		June 30,
Operating Income (Loss)	2014	2013	2014	2013
Entertainment	$341	$391	$761	$831
Cable Networks	213	202	467	429
Publishing	23	20	34	30
Local Broadcasting	215	234	394	410
Corporate	(62)	(72)	(135)	(154)
Total Operating Income	$730	$775	$1,521	$1,546

Entertainment (CBS Television Network, CBS Television Studios, CBS Global Distribution Group, CBS Films, and CBS Interactive)

Entertainment revenues were $1.84 billion for the second quarter of 2014 compared with $2.01 billion for the same prior-year period, the result of lower television licensing revenues from the timing of sales as well as lower advertising revenues during the quarter. The decrease in advertising revenues reflected the absence of the semifinals of the NCAA Tournament, which were broadcast by CBS in 2013 but by Turner in 2014, and softness in the advertising marketplace during the quarter. An increase in affiliate and subscription fee revenues partially offset the revenue decline.

Entertainment OIBDA for the second quarter of 2014 was $376 million, down from $429 million for the same prior-year period. The OIBDA decline was driven by lower revenue and an increased investment in original television programming.

Cable Networks (Showtime Networks, CBS Sports Network, and Smithsonian Networks)

Cable Networks revenues for the second quarter of 2014 were $516 million, down slightly from $518 million for the same prior-year period, as higher affiliate revenues were offset by lower licensing revenues associated with the timing of international sales. The increase in affiliate revenues was driven by higher rates at Showtime Networks, CBS Sports Network, and Smithsonian Networks as well as growth in Telco subscriptions.

Cable Networks OIBDA for the second quarter of 2014 of $219 million rose 6% from $207 million for the same prior-year period, primarily because of growth in high-margin affiliate revenues and lower programming costs.

Publishing (Simon & Schuster)

Publishing revenues for the second quarter of 2014 increased to $211 million from $189 million for the same prior-year period, driven by higher print book sales. Digital books continue to represent a significant portion of sales, with 25% of total Publishing revenues coming from digital sales during the second quarter of 2014. Best-selling titles for the second quarter include Hard Choices by Hillary Rodham Clinton and City of Heavenly Fire by Cassandra Clare.

Publishing OIBDA for the second quarter of 2014 of $24 million rose 14% from $21 million for the same prior-year period. The increase was driven by revenue growth, which was partially offset by higher royalty costs.

Local Broadcasting (CBS Television Stations and CBS Radio)

Local Broadcasting revenues for the second quarter of 2014 were $665 million compared with $698 million in the same prior-year period, primarily a result of softness in the advertising marketplace. An increase in affiliate and subscription fee revenues partially offset the decline. CBS Television Stations revenues were down 6%, with three percentage points of the decrease attributable to the nonrenewal of a sports programming contract and the absence of the broadcast of the semifinals of the NCAA Tournament on CBS in 2014. Radio revenues were down 3%.

Local Broadcasting OIBDA for the second quarter of 2014 decreased 7% to $238 million from $255 million for the same prior-year period. The decline reflected the lower revenues, partially offset by lower programming costs.

Corporate

Corporate expenses before depreciation for the second quarter of 2014 decreased $8 million to $56 million from $64 million for the same prior-year period, reflecting lower stock-based compensation expense mainly from the change in the Company’s stock price.

About CBS Corporation

CBS Corporation (NYSE: CBS.A and CBS) is a mass media company that creates and distributes industry-leading content across a variety of platforms to audiences around the world. The Company has businesses with origins that date back to the dawn of the broadcasting age as well as new ventures that operate on the leading edge of media. CBS owns the most-watched television network in the U.S. and one of the world’s largest libraries of entertainment content, making its brand —“the Eye” — one of the most recognized in business. The Company’s operations span virtually every field of media and entertainment, including cable, publishing, radio, local TV, film, and interactive and socially responsible media. CBS’s businesses include CBS Television Network, The CW (a joint venture between CBS Corporation and Warner Bros. Entertainment), CBS Television Studios, CBS Global Distribution Group (CBS Studios International and CBS Television Distribution), CBS Consumer Products, CBS Home Entertainment, CBS Films, CBS Interactive, Showtime Networks, CBS Sports Network, TVGN (a joint venture between CBS Corporation and Lionsgate), Smithsonian Networks, Simon & Schuster, CBS Television Stations, CBS Radio and CBS EcoMedia. For more information, go to www.cbscorporation.com.

Cautionary Statement Concerning Forward-Looking Statements
This news release contains both historical and forward-looking statements. All statements other than statements of historical fact are, or may be deemed to be, forward-looking statements within the meaning of section 27A of the Securities Act of 1933 and section 21E of the Securities Exchange Act of 1934. These forward-looking statements are not based on historical facts, but rather reflect the Company’s current expectations concerning future results and events. Similarly, statements that describe our objectives, plans or goals are or may be forward-looking statements. These forward-looking statements involve known and unknown risks, uncertainties and other factors that are difficult to predict and which may cause the actual results, performance or achievements of the Company to be different from any future results, performance or achievements expressed or implied by these statements. These risks, uncertainties and other factors include, among others: advertising market conditions generally; changes in the public acceptance of the Company’s programming; changes in technology and its effect on competition in the Company’s markets; changes in the Federal Communications laws and regulations; the impact of piracy on the Company’s products; the impact of the consolidation in the market for the Company’s programming; the impact of negotiations or the loss of affiliation agreements or retransmission agreements; other domestic and global economic, business, competitive and/or other regulatory factors affecting the Company’s businesses generally; the impact of union activity, including possible strikes or work stoppages or the Company’s inability to negotiate favorable terms for contract renewals; and other factors described in the Company’s news releases and filings with the Securities and Exchange Commission including but not limited to the Company’s most recent Form 10-K, Form 10-Qs and Form 8-Ks. The forward-looking statements included in this document are made only as of the date of this document, and under section 27A of the Securities Act and section 21E of the Exchange Act, we do not have any obligation to publicly update any forward-looking statements to reflect subsequent events or circumstances.

Contacts:
Press:	Investors:
Gil Schwartz	Adam Townsend
Senior Executive Vice President and Chief Communications Officer	Executive Vice President, Investor Relations
(212) 975-2121	(212) 975-5292
gdschwartz@cbs.com	adam.townsend@cbs.com

Dana McClintock	Jessica Kourakos
Executive Vice President of Communications	Vice President, Investor Relations
(212) 975-1077	(212) 975-6106
dlmcclintock@cbs.com	jessica.kourakos@cbs.com

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF OPERATIONS

(Unaudited; in millions, except per share amounts)

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013

Revenues	$3,188	$3,369	$6,758	$7,132

Operating income	730	775	1,521	1,546
Interest expense	(94)	(94)	(187)	(188)
Interest income	3	2	6	4
Other items, net	6	(6)	11	(8)
Earnings from continuing operations before income taxes	645	677	1,351	1,354
Provision for income taxes	(217)	(234)	(451)	(452)
Equity in loss of investee companies, net of tax	(10)	(8)	(20)	(17)
Net earnings from continuing operations	418	435	880	885
Net earnings from discontinued operations, net of tax	21	37	27	30
Net earnings	$439	$472	$907	$915

Basic net earnings per common share:
Net earnings from continuing operations	$.73	$.71	$1.52	$1.44
Net earnings from discontinued operations	$.04	$.06	$.05	$.05
Net earnings	$.77	$.78	$1.57	$1.49

Diluted net earnings per common share:
Net earnings from continuing operations	$.72	$.70	$1.49	$1.40
Net earnings from discontinued operations	$.04	$.06	$.05	$.05
Net earnings	$.76	$.76	$1.54	$1.45

Weighted average number of common shares outstanding:
Basic	570	609	578	615
Diluted	581	624	590	631

Dividends per common share	$.12	$.12	$.24	$.24

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED BALANCE SHEETS

(Unaudited; in millions)

	At	At
	June 30, 2014	December 31, 2013

Assets

Cash and cash equivalents	$261	$368
Receivables, net	3,002	3,234
Programming and other inventory	940	772
Prepaid expenses and other current assets	650	645
Current assets of discontinued operations	539	351
Total current assets	5,392	5,370
Property and equipment	3,144	3,097
Less accumulated depreciation and amortization	1,720	1,624
Net property and equipment	1,424	1,473
Programming and other inventory	1,569	1,697
Goodwill	6,697	6,696
Intangible assets	6,049	6,064
Other assets	2,107	1,963
Assets of discontinued operations	3,078	3,124
Total Assets	$26,316	$26,387

Liabilities and Stockholders’ Equity

Accounts payable	$148	$286
Participants’ share and royalties payable	948	1,008
Program rights	288	398
Commercial paper	381	475
Current portion of long-term debt	20	20
Accrued expenses and other current liabilities	1,305	1,766
Current liabilities of discontinued operations	231	254
Total current liabilities	3,321	4,207
Long-term debt	5,846	5,940
Other liabilities	5,824	5,797
Liabilities of discontinued operations	2,051	477
Total Stockholders’ Equity	9,274	9,966
Total Liabilities and Stockholders’ Equity	$26,316	$26,387

CBS CORPORATION AND SUBSIDIARIES

CONSOLIDATED STATEMENTS OF CASH FLOWS

(Unaudited; in millions)

	Six Months Ended
	June 30,
	2014	2013

Operating Activities:
Net earnings	$907	$915
Less: Net earnings from discontinued operations	27	30
Net earnings from continuing operations	880	885
Adjustments to reconcile net earnings from continuing operations to net cash flow provided by operating activities from continuing operations:
Depreciation and amortization	142	147
Stock-based compensation	84	106
Equity in loss of investee companies, net of tax and distributions	28	23
Change in assets and liabilities, net of investing and financing activities	(541)	(152)
Net cash flow provided by operating activities from continuing operations	593	1,009
Net cash flow provided by operating activities from discontinued operations	31	42
Net cash flow provided by operating activities	624	1,051
Investing Activities:
Acquisitions, net of cash acquired	(1)	(20)
Capital expenditures	(69)	(68)
Investments in and advances to investee companies	(64)	(139)
Proceeds from sale of investments	3	18
Proceeds from dispositions	5	1
Net cash flow used for investing activities from continuing operations	(126)	(208)
Net cash flow used for investing activities from discontinued operations	(23)	(22)
Net cash flow used for investing activities	(149)	(230)
Financing Activities:
(Repayments of) proceeds from short-term debt borrowings, net	(94)	452
Repayment of notes	(99)	—
Payment of capital lease obligations	(8)	(9)
Payment of contingent consideration	—	(30)
Dividends	(145)	(155)
Purchase of Company common stock	(2,468)	(1,579)
Payment of payroll taxes in lieu of issuing shares for stock-based compensation	(145)	(139)
Proceeds from exercise of stock options	192	98
Excess tax benefit from stock-based compensation	204	119
Other financing activities	—	(4)
Net cash flow used for financing activities from continuing operations	(2,563)	(1,247)
Net cash flow provided by financing activities from discontinued operations	2,175	—
Net cash flow used for financing activities	(388)	(1,247)
Net increase (decrease) in cash and cash equivalents	87	(426)
Cash and cash equivalents at beginning of period (includes $29 (2014) and $21 (2013) of discontinued operations cash)	397	708
Cash and cash equivalents at end of period (includes $223 (2014) and $18 (2013) of discontinued operations cash)	$484	$282

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION

(Unaudited; in millions)

Segment Operating Income (Loss) Before Depreciation and Amortization (“Segment OIBDA”) and OIBDA

The Company presents Segment OIBDA as the primary measure of profit and loss for its operating segments in accordance with FASB guidance for segment reporting.

The following tables set forth the Company’s OIBDA for the three and six months ended June 30, 2014 and 2013. The Company defines OIBDA as net earnings adjusted to exclude the following line items presented in its Consolidated Statements of Operations: Net earnings from discontinued operations, net of tax; Equity in earnings (loss) of investee companies, net of tax; Provision for income taxes; Other items, net; Interest income; Interest expense; and Depreciation and amortization. For each individual operating segment, the Company defines “Segment OIBDA” as OIBDA excluding restructuring and impairment charges where applicable.

The Company uses OIBDA (or Segment OIBDA for each segment), as well as OIBDA margin, to, among other things, evaluate the Company’s operating performance, to value prospective acquisitions and as one of several components of incentive compensation targets for certain management personnel. These measures are among the primary measures used by management for planning and forecasting of future periods, and they are important indicators of the Company’s operational strength and business performance because they provide a link between profitability and operating cash flow. The Company believes these measures are relevant and useful for investors because they allow investors to view performance in a manner similar to the method used by the Company’s management, help improve investors’ understanding of the Company’s operating performance, and make it easier for investors to compare the Company’s results with other companies that have different financing and capital structures or tax rates. In addition, these are among the primary measures used externally by the Company’s investors, analysts and industry peers for purposes of valuation and for the comparison of the Company’s operating performance to other companies in its industry.

Because OIBDA is not a measure of performance calculated in accordance with accounting principles generally accepted in the United States (“GAAP”), it should not be considered in isolation of, or as a substitute for, net earnings as an indicator of operating performance. OIBDA, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, this measure does not necessarily represent funds available for discretionary use and is not necessarily a measure of the Company’s ability to fund its cash needs. As OIBDA excludes certain financial information that is included in net earnings, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions which are excluded. The Company provides the following reconciliations of OIBDA to operating income and net earnings. In addition, the following tables also provide reconciliations of Segment OIBDA for each segment to such segment’s operating income (loss).

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; in millions)

Three Months Ended June 30, 2014

		Depreciation	Operating
	OIBDA	and Amortization	Income (Loss)
Entertainment	$376	$(35)	$341
Cable Networks	219	(6)	213
Publishing	24	(1)	23
Local Broadcasting	238	(23)	215
Corporate	(56)	(6)	(62)
Total	$801	$(71)	$730
Margin (a)	25%		23%

Three Months Ended June 30, 2013
		Depreciation	Operating
	OIBDA	and Amortization	Income (Loss)
Entertainment	$429	$(38)	$391
Cable Networks	207	(5)	202
Publishing	21	(1)	20
Local Broadcasting	255	(21)	234
Corporate	(64)	(8)	(72)
Total	$848	$(73)	$775
Margin (a)	25%		23%

	Three Months Ended June 30,
	2014	2013
Total OIBDA	$801	$848
Depreciation and amortization	(71)	(73)
Operating income	730	775
Interest expense	(94)	(94)
Interest income	3	2
Other items, net	6	(6)
Earnings from continuing operations before income taxes	645	677
Provision for income taxes	(217)	(234)
Equity in loss of investee companies, net of tax	(10)	(8)
Net earnings from continuing operations	418	435
Net earnings from discontinued operations, net of tax	21	37
Net earnings	$439	$472

(a)           Margin is defined as OIBDA or operating income, as applicable, divided by revenues.

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; in millions)

Six Months Ended June 30, 2014
		Depreciation	Operating
	OIBDA	and Amortization	Income (Loss)
Entertainment	$833	$(72)	$761
Cable Networks	478	(11)	467
Publishing	37	(3)	34
Local Broadcasting	438	(44)	394
Corporate	(123)	(12)	(135)
Total	$1,663	$(142)	$1,521
Margin (a)	25%		23%

Six Months Ended June 30, 2013
		Depreciation	Operating
	OIBDA	and Amortization	Income (Loss)
Entertainment	$909	$(78)	$831
Cable Networks	438	(9)	429
Publishing	33	(3)	30
Local Broadcasting	454	(44)	410
Corporate	(141)	(13)	(154)
Total	$1,693	$(147)	$1,546
Margin (a)	24%		22%

	Six Months Ended June 30,
	2014	2013
Total OIBDA	$1,663	$1,693
Depreciation and amortization	(142)	(147)
Operating income	1,521	1,546
Interest expense	(187)	(188)
Interest income	6	4
Other items, net	11	(8)
Earnings from continuing operations before income taxes	1,351	1,354
Provision for income taxes	(451)	(452)
Equity in loss of investee companies, net of tax	(20)	(17)
Net earnings from continuing operations	880	885
Net earnings from discontinued operations, net of tax	27	30
Net earnings	$907	$915

(a)           Margin is defined as OIBDA or operating income, as applicable, divided by revenues.

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; in millions)

Net Earnings from Continuing Operations Per Adjusted Diluted Share (“Adjusted Diluted EPS”)

The following table sets forth the Company’s adjusted diluted EPS for the three and six months ended June 30, 2014 and 2013, and diluted EPS from continuing operations, the most directly comparable GAAP measure. Adjusted diluted EPS assumes that the split-off of Outdoor Americas occurred at the beginning of all periods presented and therefore excludes the results of Outdoor Americas and assumes a 45 million reduction to the weighted average number of common shares outstanding. Management believes that the presentation of Adjusted Diluted EPS is meaningful because the weighted average number of common shares outstanding, on an adjusted basis, and net earnings from continuing operations are both on a post-split-off basis.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net earnings from continuing operations	$418	$435	$880	$885

Diluted EPS from continuing operations	$.72	$.70	$1.49	$1.40
Weighted average number of diluted common shares outstanding	581	624	590	631

Adjusted diluted EPS(a)	$.78	$.75	$1.61	$1.51
Adjusted weighted average number of diluted common shares outstanding	536	579	545	586

(a)           Adjusted diluted EPS is calculated as net earnings from continuing operations divided by adjusted weighted average number of diluted common shares outstanding.

CBS CORPORATION AND SUBSIDIARIES

SUPPLEMENTAL DISCLOSURES REGARDING NON-GAAP FINANCIAL INFORMATION (continued)

(Unaudited; in millions)

Free Cash Flow

The Company defines free cash flow as its net cash flow provided by (used for) operating activities before operating cash flow from discontinued operations and less capital expenditures. The Company’s calculation of free cash flow includes capital expenditures because investment in capital expenditures is a use of cash that is directly related to the Company’s operations. The Company’s net cash flow provided by (used for) operating activities is the most directly comparable GAAP financial measure.

Management believes free cash flow provides investors with an important perspective on the cash available to the Company to service debt, make strategic acquisitions and investments, maintain its capital assets, satisfy its tax obligations, and fund ongoing operations and working capital needs. As a result, free cash flow is a significant measure of the Company’s ability to generate long-term value. It is useful for investors to know whether this ability is being enhanced or degraded as a result of the Company’s operating performance. The Company believes the presentation of free cash flow is relevant and useful for investors because it allows investors to evaluate the cash generated from the Company’s underlying operations in a manner similar to the method used by management. Free cash flow is one of several components of incentive compensation targets for certain management personnel. In addition, free cash flow is a primary measure used externally by the Company’s investors, analysts and industry peers for purposes of valuation and comparison of the Company’s operating performance to other companies in its industry.

As free cash flow is not a measure calculated in accordance with GAAP, free cash flow should not be considered in isolation of, or as a substitute for, either net cash flow provided by (used for) operating activities as a measure of liquidity or net earnings (loss) as a measure of operating performance. Free cash flow, as the Company calculates it, may not be comparable to similarly titled measures employed by other companies. In addition, free cash flow as a measure of liquidity has certain limitations, does not necessarily represent funds available for discretionary use, and is not necessarily a measure of the Company’s ability to fund its cash needs. When comparing free cash flow to net cash flow provided by (used for) operating activities, the most directly comparable GAAP financial measure, users of this financial information should consider the types of events and transactions that are not reflected in free cash flow.

The following table presents a reconciliation of the Company’s net cash flow provided by operating activities to free cash flow.

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net cash flow provided by operating activities	$123	$464	$624	$1,051
Capital expenditures	(41)	(40)	(69)	(68)
Exclude operating cash flow from discontinued operations	78	57	31	42
Free cash flow	$4	$367	$524	$941

The following table presents a summary of the Company’s cash flows:

	Three Months Ended		Six Months Ended
	June 30,		June 30,
	2014	2013	2014	2013
Net cash flow provided by operating activities	$123	$464	$624	$1,051
Net cash flow used for investing activities	$(84)	$(176)	$(149)	$(230)
Net cash flow provided by (used for) financing activities	$134	$(415)	$(388)	$(1,247)